Exhibit 10.2

Michael M. Thompson President and CEO 10825 Kenwood Road, Cincinnati, OH 45242 (513) 794-9800 • Fax: (513) 791-7800 E-mail: mmthompson@wornick.com

13 April 2005

Mr. John F. McQuay

Chief Financial Officer

The Wornick Company

Dear John,

On behalf of The Wornick Company (the “Company”), I appreciate and value your support, experience and willingness to remain as CFO during a transition period.  As you near retirement at the end of this year I want to make sure we clearly spell out expectations for you and for the Company.  We expect your retirement to become effective on 31 December 2005.  Pursuant to completing a smooth transition of your responsibilities to a new CFO, your job duties may change but in no case will be outside those for which you are suited.

Your current salary of $197,500 will remain in effect, paid in accordance with the Company’s normal pay practice.  You will participate in the Executive Bonus Plan when it is finalized with a target level bonus consistent with the CFO position and will be paid at the same time as other executives or at an alternate date we mutually agree on in advance, provided that in no event shall such bonus be paid later than March 15, 2006.

You are entitled to 4 weeks of vacation per year.  Any accrued vacation at the end of 2005 will be paid in 2006 on a date mutually agreed, but in no case will you forfeit any accrued vacation.  You are scheduled and approved for a vacation period between 23 December 2005 and 31 December 2005.

The Company will reimburse the cost for Continuing Education Requirements for you to maintain current CPA qualification, if completed before 1 July 2006.

At the end of your employment your Sony laptop computer will become your personal property.

Should the Company terminate your employment before 31 December 2005, other than for Cause (as defined in the Appendix attached hereto) and other than on account of your death or disability, your salary and employee benefits will be continued until that date.  Additionally, you will be eligible for Executive Bonus Plan compensation on a pro-rated basis for the portion of the year you are employed, to be paid at the same time as other Bonus Plan participants or on a date we mutually agree, provided that in no event shall such bonus be paid later than March 15, 2006.  Any payments to you pursuant to this paragraph are contingent upon your execution without subsequent revocation of a valid general release of claims, in a form reasonably acceptable to the Company, with respect to any claims you may have against the Company and/or its affiliates arising from your employment with or termination of employment from the Company, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, and other applicable federal, state and city statutes and regulations.

As the transition situation moves forward, I am open to changes in these arrangements that we may mutually agree to.

Best Regards,

/s/ Michael M. Thompson

Michael M. Thompson,
President and CEO

Agreed to and Acknowledged as of this
14th day of April, 2005

/s/ John F. McQuay
John F. McQuay

Appendix

“Cause” shall mean termination by the Company of your employment with the Company by reason of:  (a) your willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, or breach of fiduciary duty to, the Company; (b) your material breach of this letter, or any other agreement to which you and the Company are parties; (c) drug or alcohol abuse; (d) conduct by you, whether or not in connection with the performance of the duties contemplated under this letter, that would result in serious prejudice to the interests of the Company if you were to continue to be employed, including, without limitation, the conviction of a felony or a good faith determination by the Board of Directors of the Company that you have committed acts involving moral turpitude; or (e) any material violation of any rule, regulation or policy of the Company by you or your failure to follow reasonable instructions or directions of the Chairman or the Board of Directors of the Company or any policy, rule or procedure of the Company in force from time to time.